Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential World Fund, Inc. - Jennison Global Infrastructure Fund:

We consent to the references to our firm under the headings Other Service Providers and Financial Statements in the Statement of Additional Information.

KPMG LLP

New York, New York

December 29, 2008